Exhibit 13(ii)(a)

ALTSHARES TRUST ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s)

AltShares Merger Arbitrage ETF

AltShares Event-Driven ETF

Information Classification: Limited Access

A-1

ANNEX I

ALTSHARES TRUST

Further to the Administration Agreement dated as of February 7, 2020 between AltShares Trust (the “Trust”) and State Street Bank and Trust Company (the “Administrator”), the Trust and the Administrator mutually agree to update this Annex 1 by adding/removing Funds as applicable:

Liquidity Risk Measurement Services
AltShares Trust	FREQUENCY

AltShares Merger Arbitrage ETF	Daily
AltShares Event-Driven ETF	Daily
[Insert Fund Name]	[Insert]

Form N-PORT Services and Quarterly Portfolio of Investments Services
AltShares Trust	Service Type

AltShares Merger Arbitrage ETF	Standard N- PORT and N- CEN Reporting Solution (Data and Filing)
AltShares Event-Driven ETF	Standard N- PORT and N- CEN Reporting Solution (Data and Filing)
[Insert Fund Name]	[Insert]

Form N-CEN Services

AltShares Trust